PBF Energy Completes Acquisition of the Chalmette Refinery and Related Logistics Assets

•	189,000 barrel per day high-complexity, coking refinery in PADD 3

•	Attractive MLP assets including ownership interests in three pipelines, crude and products storage facilities, a marine terminal and a clean products truck rack

•	PBF Energy on track to become North America’s fourth largest independent refiner

PARSIPPANY, NJ– November 2, 2015 – PBF Energy Inc. (NYSE: PBF) announced today that its subsidiary has successfully completed its acquisition of Chalmette Refining, LLC, consisting of the 189,000 barrel per day Chalmette Refinery and related logistics assets, from ExxonMobil and PDV Chalmette, LLC. The purchase price for Chalmette Refining, LLC, was $322 million, plus working capital. With the acquisition, PBF Energy has increased its total throughput capacity to over 725,000 barrels per day. Including PBF’s pending acquisition of the Torrance refinery, PBF Energy will increase its total throughput capacity to approximately 900,000 barrels per day, making it the fourth largest independent refiner in North America.

“The acquisition of the Chalmette Refinery, and its associated logistics assets, represents a significant step in the strategic growth of PBF Energy and PBF Logistics. Coupled with the previously announced Torrance acquisition, we will have increased our refining capacity by over 60 percent and added meaningful Gulf and West Coast assets to our refining system,” said Tom Nimbley, PBF Energy’s Chief Executive Officer. “We are committed to the continued safe and environmentally responsible operations of the facility and welcome Chalmette’s well-trained and professional workforce to the PBF family.”

For the period of PBF’s ownership of the Chalmette refinery in the fourth quarter of 2015, the company expects to operate the refinery between 170,000 and 190,000 barrels per day of total throughput and process a crude slate of primarily medium to heavy-sour crudes oils.

The Chalmette Refinery, located outside of New Orleans, Louisiana, is a 189,000 barrel per day, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. The facility is strategically positioned on the Gulf Coast with strong logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products.

In addition to refining assets, PBF Energy is acquiring 100 percent ownership of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the LOOP facility through a third party pipeline. PBF is also acquiring an 80 percent ownership in each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a significant clean products outlet for the refinery via the Plantation and Colonial Pipelines. Also included in the transaction are a marine terminal capable of importing waterborne feedstocks and loading or exporting finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility with approximately 7.5 million barrels of shell capacity. PBF estimates the acquired MLP-qualifying pre-tax earnings from the logistics assets of Chalmette Refining, LLC, to be at least $30 million.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s expectations with respect to timing of the completion of the proposed acquisition; the company’s post-acquisition plans, objectives, expectations and intentions with respect to future earnings and operations; the company’s plans for financing the proposed acquisition; and the conditions to the closing of the proposed acquisition and the possibility that the proposed acquisition will not close. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks described above, and the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio and New Orleans, Louisiana. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.7% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

###

Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994